



                                                                 EXHIBIT  11


                  FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES
                       Computation of Per Share Earnings *
                    (In thousands, except per share amounts)
                                   (unaudited)


                                               September 29,  September 30,  September 24,
                                                  1995           1994           1993
                                               -------------  -------------  -------------

Primary:
Net income                                        $3,350         $4,492         $5,391
Weighted average number of shares
   outstanding during the period                   4,494          4,464          4,496

Incremental shares under stock options
   computed under the treasury stock method
   using the average market price of the issuer's
   stock during the period                           211           214             230

Weighted average shares and common
   equivalent shares outstanding                   4,705         4,678           4,726

Net income per share                              $ 0.71        $ 0.96          $ 1.14

Fully diluted:
Net income                                        $3,350        $4,492          $5,391

Weighted average number of shares
   outstanding during the period                   4,494         4,464           4,496

Incremental shares under stock options
   computed under the treasury stock method
   using the higher of the average or ending
   market price of the issuer's stock at the end
   of the period                                    243           214              245

Weighted average shares and common
   equivalent shares outstanding                  4,737         4,678            4,741

Net income per share                             $ 0.71        $ 0.96           $ 1.14
-----------------------------------------------------------------------------------------
* All per share figures have been restated for common stock dividends declared through October 1995.
